Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
American HomePatient, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-56313, No. 333-56317, No. 033-64292, No. 333-117758, No. 333-125013, and No. 333-125015 on Form 10-K of American HomePatient, Inc. and subsidiaries of our report dated March 13, 2007, with respect to the consolidated balance sheets of American HomePatient, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficit, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006, annual report on Form 10-K of American HomePatient, Inc.
As discussed in Notes 2 and 9 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment. Also as discussed in Note 2 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006 to conform to Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.
/s/ KPMG LLP
Nashville, Tennessee
March 13, 2007